Exhibit 99.1

NEWS RELEASE	Contact: Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President —
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President — Finance
(972) 409-1667

Michaels Stores Announces Record Second Quarter
— Net Income Increases 15% —
— EPS Climbs 17% —

IRVING, Texas – August 27, 2003 – Michaels Stores, Inc. (NYSE: MIK) today reported record financial results for its second quarter and the six months ended August 2, 2003. Net income for the quarter was $24.3 million, a 15% increase compared to net income of $21.1 million in the same period last year. Diluted earnings per share for the quarter were $.35 compared to $.30 in the same period last year, a 17% increase.

               Net income for the six months was $45.1 million compared to net income of $32.6 million in the same period last year, a 38% increase. Diluted earnings per share for the six months, after the cumulative effect of an accounting change, were $.65 compared to $.46 in the same period last year, a 41% increase. The first half of last year included a charge for the cumulative effect of an accounting change of $7.4 million, net of tax, for the early adoption of EITF 02-16, Accounting by a Customer for Cash Consideration Received from a Vendor. Net income for the six months, before the cumulative effect of the accounting change, increased 13% from the $40 million reported in the same period last year and diluted earnings per share for the period, before the cumulative effect of an accounting change in the first quarter of 2002, increased 14% over last year’s $.57.

               Total sales for the second quarter increased 7% to $616.5 million from $576.6 million for the same period last year. Year-to-date sales of $1.273 billion increased 8% from $1.180 billion for the same period last year. Same-store sales were up 1% for the quarter and 2% year-to-date.

               Michael Rouleau, Chief Executive Officer, said, “We are very pleased with our record performance for the second quarter as we build upon the momentum we have generated over the last six years. The significant investments we have made in our infrastructure are starting to bear fruit, and they give us great confidence in our future. Despite the soft economic environment, we remain optimistic for a solid second half performance, a strong Holiday selling season, and another record year.”

               During the second quarter, the Company opened eight and relocated four Michaels stores, opened one Village Crafts store, opened four Aaron Brothers stores and opened one ReCollections store.

               A conference call will be held at 4:00 p.m. CDT today to discuss second quarter earnings results. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697349.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972)409•1300

               The Company plans to release its August 2003 sales results on Thursday, September 4, 2003 at 6:30 a.m. CDT. Any interested party may view the Company’s press release at www.michaels.com.

               Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 775 Michaels stores in 48 states and Canada, eight Village Crafts stores across the U.S., 158 Aaron Brothers stores, located primarily on the West Coast, one ReCollections store in Frisco, Texas, and one wholesale operation in Dallas, Texas.

               Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

               This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

- Tables follow -

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972)409•1300

MICHAELS STORES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	2nd Quarter		6 Months YTD

	2003	2002	2003	2002

Net sales	$616,516	$576,580	$1,272,904	$1,179,800
Cost of sales and occupancy expense	382,788	359,682	803,336	751,762

Gross profit	233,728	216,898	469,568	428,038
Selling, general, and administrative expense	186,673	174,303	381,267	347,502
Store pre-opening costs	1,590	2,123	3,343	3,807

Operating income	45,465	40,472	84,958	76,729
Interest expense	5,065	5,145	10,136	10,229
Other (income) and expense, net	(722)	(429)	(1,578)	(1,283)

Income before income taxes and cumulative effect of accounting change	41,122	35,756	76,400	67,783
Provision for income taxes	16,860	14,660	31,324	27,791

Income before cumulative effect of accounting change	24,262	21,096	45,076	39,992
Cumulative effect of accounting change, net of tax	—	—	—	7,433

Net income	$24,262	$21,096	$45,076	$32,559

Earnings per common share before cumulative effect of accounting change:
Basic	$0.36	$0.32	$0.67	$0.60

Diluted	$0.35	$0.30	$0.65	$0.57

Earnings per common share after cumulative effect of accounting change:
Basic	$0.36	$0.32	$0.67	$0.49

Diluted	$0.35	$0.30	$0.65	$0.46

Common shares used in per share calculations:
Basic	66,673	66,355	66,878	66,157
Diluted	69,883	70,591	69,518	70,383

CONSOLIDATED BALANCE SHEETS
(In thousands except number of stores)

	August 2,	August 3,
	2003	2002

Assets:
Cash and equivalents	$137,201	$16,528
Merchandise inventories	988,276	943,472
Property and equipment	368,987	370,671
Goodwill, net	115,839	115,839
Deferred income taxes and income tax receivable	20,946	33,662
Other assets	37,256	30,472

	$1,668,505	$1,510,644

Debt and Equity:
Trade payables	$209,911	$210,770
Bank debt	—	20,400
Other liabilities	221,464	216,888
Senior notes due 2009	200,000	200,000
Stockholders’ equity	1,037,130	862,586

	$1,668,505	$1,510,644

Number of Michaels retail stores open (A)	781	729
Inventory per Michaels retail store (A)	$1,208	$1,240

(A) Includes Village Crafts by Michaels stores